Exhibit 99.6

1st Pacific Bank — Landmark National Bank

Merger Q & A

Q.                                   Why is Landmark National Bank merging into 1st Pacific Bank?

A.                                   1st Pacific Bank is currently the leading local community bank in San Diego County. After the merger, Landmark and 1st Pacific Bank customers will be able to bank at various locations: La Jolla, Solana Beach, Mission Valley, El Cajon, Golden Triangle, Tri-Cities, and Inland North County (seven in all!).  The combined bank will be San Diego’s leading local business bank and will have the capital and loan limits to accommodate most of our local companies.  We will have a strong network of people and offices to serve the professional and entrepreneur.  Finally, we will have the resources and synergy to accelerate our growth and achieve significant results for our customers, employees and shareholders.

The combined bank will create greater efficiencies as administration and back office functions will be combined following the close. The combined bank will provide us with the opportunity to make larger loans.

Q.                                   What happens to the employees of Landmark National Bank?

A.                                   1st Pacific and Landmark employees are key to our overall success.  Both banks have highly skilled banking professionals and combining our talent will make the combined bank a greater competitor in our market.

Although there is duplication of a few positions, there is a lot of work involved in a bank merger and it is anticipated that there will be jobs for several Landmark employees.  1st Pacific Bank personnel will be meeting with all Landmark National Bank employees individually within the next two to three business days.

Vince Siciliano will continue as President and CEO of 1st Pacific Bank and Dr. Jim Knight will continue as Chairman of the Board.

Q.            What should I tell my customers?

A.                                   You can let your customers know that Landmark will be merging into 1st Pacific Bank which will provide them with greater banking convenience as customers will have seven branches to choose from and a stronger capital base, which means greater lending limits.  Together we will have the reputation, network and synergy to be San Diego’s largest local business bank.

Q.                                   What will the bank be named?

A.                                   The combined bank will be named 1st Pacific Bank of California.

Q.                                   Has the merger been approved?

B.                                     The Board of Directors of both banks have agreed to the merger and a Definitive Agreement has been signed. Our application will be submitted to the bank regulators shortly and it is anticipated that they will approve the merger before the planned shareholder meeting in mid-May.

Q.                                   Will Landmark branches remain with 1st Pacific Bank?

A.                                   Yes, both branches will be retained to service all customers.

Q.                                   What is my role during the merger and at consolidation?

A.                                   The employees of both banks provide a critical role in the consolidation. It is important for the existing customers of both banks and the public to view this merger as a positive event for the San Diego community. You will most likely be asked many questions from your customers. We ask you to be positive with your responses. If you are asked questions that you cannot answer or feel uncomfortable with, please refer the customer to your manager.

There will be a lot of work to do at consolidation. At this time both banks are working on a comprehensive plan to assure a smooth transition for the customers and employees of both banks. We will continue to provide updates as plans are finalized.

Q.            When will all of this happen?

A.                                   It is our goal to complete the consolidation as quickly as possible. We expect to close in the late 2nd quarter or early 3rd quarter of 2007. Once the merger is approved by bank regulators, we will have a clearer understanding of the timeline. We will continue to update you as new information is available.

Q.                                   Should I keep opening accounts/soliciting business, etc. under Landmark?

A.                                   Yes, until the merger date it is “business as usual”.

Q.                                 How shall I handle questions from the media?

A.                                   At some point, you may be approached by the media to comment on your thoughts and opinions about the merger. All requests for information from the media (newspaper, television, radio, etc.) should be immediately referred to the following contacts:

1st Pacific Bank:                                    Vince Siciliano                      (858) 875-2005

Landmark National Bank:                    Rick Mandelbaum                (858) 947-2323

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This memo includes “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and actual results could differ materially due to certain risk factors, including those in 1st Pacific Bancorp’s  filings with the SEC and Landmark National Bank’s filings with the OCC.  Specific relevant risks include whether both companies receive regulator and shareholder approvals, 1st Pacific Bancorp obtains the cash required to consummate the transaction, anticipated cost savings and synergies will be achieved and the integration of the two companies is successful.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update those statements.

The foregoing may be deemed to be solicitation material in respect of the proposed merger of Landmark National Bank with and into 1st Pacific Bank of California, a wholly owned subsidiary of 1st Pacific Bancorp.  Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which 1st Pacific Bancorp will file with the SEC in connection with the proposed transaction, because it will contain important information about 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank, the transaction and related matters.  The directors and executive officers of 1st Pacific Bancorp and Landmark National Bank may be deemed to be participants in the solicitation of proxies from their respective shareholders.  Information regarding the participants and their security holdings can be found in the Form S-4 filed by 1st Pacific Bancorp on November 9, 2006, and in the 2005 Annual Report on Form 10-KSB filed by Landmark National Bank with the Office of the Comptroller of the Currency, and in the joint proxy statement/prospectus when it is filed with the SEC.  All documents filed with the SEC are or will be available for free, both on the SEC web site (www.sec.gov) and from 1st Pacific Bancorp by directing a request to 1st Pacific Bancorp, 4275 Executive Square, Suite 650, La Jolla, California 92037; Attention: Investor Relations, or by telephone at (858) 875-2000, and from Landmark National Bank by directing a request to Landmark National Bank, 937 Lomas Santa Fe Drive, Solana Beach, California 92075, Attention: Investor Relations, or by telephone at Phone: (858) 509-2700.